Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17737 and Form S-8 No. 33-27793) and in the Registration Statements and related Prospectuses (Form S-3 No. 33-17131 and Form S-4 No. 333-54312) of our report dated August 20, 2003, (except for the fourth paragraph of Note 1, as to which the date is September 29, 2003) with respect to the financial statements and schedule of Piccadilly Cafeterias, Inc. included in this Annual Report (Form 10-K) for the year ended July 1, 2003.

/s/ Ernst & Young LLP

New Orleans, Louisiana
September 29, 2003